Exhibit 99.1

News Release

Release:                       Immediate                        Contact:  Ronda J Williams
                                                                           312-706-3232

Oil-Dri Board of Directors Declares Increased Dividends

CHICAGO – June 9, 2009 – The Board of Directors of Oil-Dri Corporation of America (NYSE: ODC) today declared quarterly cash dividends of $0.15 per share of the Company’s Common Stock and $0.1125 per share of the Company’s Class B Stock, a 7% increase for both classes of stock.

The dividends will be payable on September 4, 2009, to stockholders of record at the close of business on August 21, 2009.  The Company has paid cash dividends continuously since 1974.

###

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for industrial, automotive, agricultural, horticultural and specialty markets and the world’s largest manufacturer of cat litter.